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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                                       CONTACTS:

                                                                     Paula Holtz
                                                   Economic Development Director
                                                      City of Tecumseh, Michigan
                                                                    517-434-6003
                                                           pholtz@tecumseh.mi.us

                                                                     Teresa Hess
                                                    Director, Investor Relations
                                                       Tecumseh Products Company
                                                                    734-585-9507
                                                        teresa.hess@tecumseh.com

 CITY OF TECUMSEH, MICH. AND TECUMSEH PRODUCTS ANNOUNCE COMMUNITY INVESTMENT BY
                          CONSOLIDATED BISCUIT COMPANY

TECUMSEH, MICH., SEPT. 23, 2008 -- The City of Tecumseh, Mich. ("The City") and Tecumseh Products Company (Nasdaq: TECUA, TECUB) ("The Company") today announced that Consolidated Biscuit Company ("CBC") has stated its intent to invest in Tecumseh and create as many as 500 new jobs over a five-year period.

The project is proposed as an adaptive reuse of the approximately 600,000 square-foot former Tecumseh Products site in Tecumseh. McComb, Ohio-based CBC said after the acquisition, it would immediately utilize portions of the existing facility, and has future plans to continue to expand within this facility and invest in this community and its workers. Tecumseh Products has worked closely with the City of Tecumseh and the Michigan Economic Development Corporation (MEDC) to help bring jobs back to Lenawee County.

"We are pleased to have worked with the high-caliber team from the City of Tecumseh and Consolidated Biscuit Company to bring about a potential new use for our former facility," said Tecumseh Products' Chairman, President and CEO, Ed Buker. "Following our Company's recent relocation, this team has done an outstanding job in a short amount of time to create the potential for a significant net gain in regional jobs. We appreciate the contributions of our former workers, and are pleased CBC will have the opportunity to draw on their experience and dedication in growing CBC's operations."

To help enable its investment, CBC received approval from the Michigan Economic Growth Authority (MEGA) Board at its September 23rd meeting for a Michigan Business Tax credit valued at approximately $5.2 million over the next 10 years. Additionally, the

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City of Tecumseh anticipates approval of a 12-year tax abatement to support the project. The Lenawee Economic Development Corporation and South Central Michigan Works also assisted in the effort to provide data and assistance to CBC in recruiting and hiring a qualified workforce for this project.

Consolidated Biscuit has been manufacturing cookies and crackers throughout North America and beyond for almost 45 years. CBC is a major manufacturer of shelf snacks for some of the largest food companies located around the world. The proposed investment in Tecumseh would be CBC's first plant in Michigan.

While CBC's MEGA tax credit paves the way for this investment to happen, the project is subject to CBC's completion of its due diligence which is anticipated to take approximately 120 days, and Tecumseh Products and CBC reaching a final purchase agreement. All parties are strongly committed to making the project a reality. Tecumseh is an attractive location for CBC's expansion plans due to its skilled labor pool, proximity to CBC's existing facilities and access to transportation routes.

"This project is a clear example of the many collective benefits that can result from the cooperation of two leading manufacturers, the State of Michigan and our local government," said Tecumseh Mayor Harvey E. Schmidt. "From the start, Tecumseh Products Company, Consolidated Biscuit Company, MEDC, and the City have worked diligently to bring this venture to reality. We in the City can be particularly proud of the tireless effort put forth by our City Manager, Kevin Welch and our Economic Development Director, Paula Holtz. This is a proud day for Tecumseh, Michigan."